Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 77 to the Registration Statement of Investors Cash Trust (Form N-1A, No. 033-34645) of our report dated May 29, 2018 on the financial statements and financial highlights of DWS Treasury Portfolio (formerly Deutsche Treasury Portfolio) (one of the funds constituting Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended March 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 26, 2018